UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                                (Amendment No. 14)(1)


                        The Neiman Marcus Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


               Class A Common Stock, par value $0.01 per share
               Class B Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 640204 20 2
                                 640204 30 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Henry Horbaczewski
                 Reed Elsevier Inc. & Harcourt General, Inc.
                         125 Park Avenue, 23rd Floor
                           New York, New York 10017
                                (212) 309-5498

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                March 21, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 640204 20 2                  13D                   Page 2 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED INTERNATIONAL P.L.C.
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     England
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  0
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  3,954,204
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  0
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 3 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ELSEVIER NV
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  0
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  3,954,204
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  0
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 4 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER plc
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     England
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 5 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER HOLDINGS BV
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 6 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER OVERSEAS BV
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands
_______________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 7 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER U.S. HOLDINGS INC.
     I.R.S. Identification No. - 04-3006976
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 8 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER INC.
     I.R.S. Identification No. - 52-1471842
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 9 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HARCOURT GENERAL, INC.
     I.R.S. Identification No. - 04-1619609
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 10 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HARCOURT PROFESSIONAL EDUCATION GROUP, INC.
     I.R.S. Identification No. - 95-3033879
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 11 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HGI SECURITIES CORP.
     I.R.S. Identification No. - 04-3486545
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     CO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 12 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HGI INVESTMENT TRUST
     I.R.S. Identification No. - 04-3135617
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY


________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    Class A Common Stock:  0
  OWNED BY          Class B Common Stock:  0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         Class A Common Stock:  3,954,204
                    Class B Common Stock:  0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    Class A Common Stock:  0
                    Class B Common Stock:  0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock:  3,954,204
     Class B Common Stock:  0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock:  14.2%
     Class B Common Stock:  0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON

     OO
________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                   Page 13 of 16 Pages
          640204 30 1


     Pursuant to Section 240.13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), Item 5 of the Statement on Schedule 13D relating to the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of The Neiman Marcus Group, Inc., a Delaware corporation (the "Issuer"), and the Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of the Issuer, initially filed on September 8, 1987, as amended by Amendment No. 1 filed on October 2, 1987, Amendment No. 2 filed on October 30, 1990, Amendment No. 3 filed on November 2, 1990, Amendment No. 4 filed on November 7, 1990, Amendment No. 5 filed on May 18, 1992, Amendment No. 6 filed on September 25, 1992, Amendment No. 7 filed on February 18, 1993, Amendment No. 8 filed on November 9, 1995, Amendment No. 9 filed on November 12, 1996, Amendment No. 10 filed on May 21, 1999, Amendment No. 11 filed on May 27, 1999, Amendment No. 12 filed on October 28, 1999 and Amendment No. 13 filed on March 15, 2002 (the "Statement"), initially filed on behalf of Harcourt General, Inc., a Delaware corporation ("Harcourt"), which was formerly know as General Cinema Corporation, and currently filed on behalf of (i) Reed International P.L.C., an English public limited company ("Reed"), (ii) Elsevier NV, a Dutch public limited company ("Elsevier"), (iii) Reed Elsevier plc, an English public limited company ("Reed Elsevier"), (iv) Reed Elsevier Holdings BV, a Dutch private limited company ("Reed Elsevier Holdings), (v) Reed Elsevier Overseas BV, a Dutch private limited company ("Reed Elsevier Overseas"), (vi) Reed Elsevier U.S. Holdings Inc., a Delaware corporation ("Reed Elsevier U.S."),
(vii) Reed Elsevier Inc., a Massachusetts corporation ("Reed Elsevier Inc."),
(viii) Harcourt, (ix) Harcourt Professional Education Group, Inc., a Delaware corporation ("HPEG"), (x) HGI Securities Corp., a Massachusetts business corporation ("HGISC"), and (xi) HGI Investment Trust, a Massachusetts business trust ("HGIT", and together with Reed, Elsevier, Reed Elsevier, Reed Elsevier Holdings, Reed Elsevier Overseas, Reed Elsevier U.S., Reed Elsevier Inc., Harcourt, HPEG and HGISC, the "Reporting Persons"), is hereby amended and supplemented as set forth herein.

Item 5.  Interest in Securities of the Issuer.

     Item 5 of the Statement is hereby amended in its entirety by deleting the information set forth therein and replacing it with the following:

          (a) As of the date of this filing, the Reporting Persons own, in the aggregate, 3,954,204 shares of Class A Common Stock of the Issuer. Such shares of Class A Common Stock represent approximately 14.2% of the total outstanding shares of Class A Common Stock as reported in the Issuer's most recently filed Form 10-Q for the fiscal quarter ended January 26, 2002, and approximately 8.3% of the total outstanding shares of both Class A Common Stock and Class B Common Stock as reported in the Issuer's most recently filed Form 10-Q for the fiscal quarter ended January 26, 2002.

     The Reporting Persons do not beneficially own any shares of Class B Common Stock.

          (b) As of the date of this filing, each of HGIT, HGISC, Harcourt, Reed Elsevier Inc., Reed Elsevier U.S., Reed Elsevier Overseas, Reed Elsevier Holdings and Reed Elsevier, acting by itself or through their respective direct or indirect wholly owned (or 95% owned, as the case may


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CUSIP No. 640204 20 2                  13D                   Page 14 of 16 Pages
          640204 30 1


     be) subsidiaries, each have the power to vote or direct the vote and to dispose or direct the disposition of 3,954,204 shares of Class A Common Stock.

     In addition, by reason of their status as equal, 50% owners of the voting stock of Reed Elsevier and thus their ability to control Reed Elsevier, Reed and Elsevier have shared power to direct the vote and to direct the disposition of the shares of Class A Common Stock that may be deemed to be beneficially owned by Reed Elsevier and, accordingly, may also be deemed to beneficially own 3,954,204 shares of Class A Common Stock.

          (c) In compliance with its obligations to the Internal Revenue Service with respect to the Distribution (as defined in Amendment No. 10 to the Statement on Schedule 13D filed by Harcourt on May 21, 1999 ("Amendment No. 10")) and as disclosed in Item 4 of Amendment No. 10, beginning on March 12, 2002 through the date of this filing, HGIT sold 289,738 shares of Class A Common Stock in a series of open market transactions conducted through customary brokerage arrangements. The cumulative average sale price, net of commissions, for the shares of Class A Common Stock sold in such transactions was approximately $33.02 per share.

     This Statement is being filed while the Reporting Persons are in the process of compiling the information required herein with respect to their respective directors and executive officers. Upon obtaining all of the information concerning such individuals that is required to be disclosed herein, the Reporting Persons will file an amendment to this Statement and disclose all such information with respect to such directors and executive officers.

     Other than as set forth in this Item 5 and subject to the immediately preceding paragraph, to the best of the Reporting Persons' knowledge as of the date hereof, (i) the Reporting Persons do not beneficially own any Class A Common Stock or Class B Common Stock and (ii) there have been no transactions in Class A Common Stock or Class B Common Stock effected during the past 60 days by the Reporting Persons.

          (d) No other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Common Stock or the Class B Common Stock.

     Pursuant to Section 240.13d-4 under Regulation 13D-G of the General Rules and Regulations under the Act, the Reporting Persons, other than HGIT, declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Statement.

CUSIP No. 640204 20 2                  13D                   Page 15 of 16 Pages
          640204 30 1


                                  SIGNATURES

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 25, 2002

                               REED INTERNATIONAL P.L.C.
                               ELSEVIER NV
                               REED ELSEVIER plc
                               REED ELSEVIER HOLDINGS BV
                               REED ELSEVIER OVERSEAS BV
                               REED ELSEVIER U.S. HOLDINGS INC.
                               REED ELSEVIER INC.
                               HARCOURT GENERAL, INC.
                               HARCOURT PROFESSIONAL EDUCATION GROUP, INC.
                               HGI SECURITIES CORP.
                               HGI INVESTMENT TRUST


                               /s/ Charles P. Fontaine


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CUSIP No. 640204 20 2                  13D                   Page 16 of 16 Pages
          640204 30 1


                                  INDEX OF EXHIBITS



                                       Description

Exhibit 99.1 Joint Filing Agreement and Power of Attorney dated as of March 15, 2002, among the Reporting Persons relating to the filing of a joint statement on
                                       Schedule 13D, incorporated by reference
                                       to Exhibit 99.1 to Amendment No. 13 to
                                       the Statement on Schedule 13D filed by
                                       Harcourt on March 15, 2002.